Exhibit 3.2.2


        REPLACEMENT CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
            PREFERENCE SHARES BY RESOLUTION OF THE BOARD OF DIRECTORS
          PROVIDING FOR AN ISSUE OF 50,000 PREFERRED SHARES DESIGNATED
                         AS SERIES B-1 PREFERRED SHARES


         MEDNET, MPC CORPORATION (hereinafter referred to as the "Company"), a corporation organized and existing under the laws of the state of Nevada, does hereby file this Replacement Certificate to replace in its entirety the Certificate filed on August 18, 1995 and in accordance with Title 7 Section
78.195 of the Private Corporations Law of the State of Nevada, does certify:

         THAT the Board of Directors of the Company, by unanimous consent dated August __, 1995, adopted a resolution providing for the issuance of a series of preferred shares to be designated "Series B-1 Preferred Shares" with a resolution as follows:

         RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred shares of the Company, of a par value $.01 per share, to be designated "Series B-1 Preferred Shares" (hereinafter "Preferred Stock") consisting of 50,000 shares which number of shares may be increased or decreased (but not below the number of shares thereof outstanding) from time to time by the Board of Directors; and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof as follows:

               1. Designation of Series.

                    Series B-1 Preferred Shares

               2. Number of Shares Constituting Such Series.

                    50,000 Shares

               3. Series B Preferred Shares as a Class.

                    Series B-1 shall be part of the same class as all other Series B Preferred Shares. All issuances of Series B Preferred Shares, except for the Determination Date as detailed in Section 9, are identical in all designations, powers, preferences and relative and other special rights and qualification, limitations and restrictions.

               4. Series A Preferred Shares.

                    The issuance of Preferred Stock shall in no way affect the Company's right to issue a senior series of preferred shares designated in the Articles of Incorporation as "Series A Preferred Shares."

               5. Dividends.

                    The Preferred Stock shall be entitled to a dividend of $1.60 per year (8% of the purchase price) payable in four quarterly installments per year commencing January 1, 1996, as declared by the Board of Directors. The Company may pay the dividends in Common Stock instead of cash. The amount of any Common Stock issued in payment of dividends will be based upon the Common Bid Price, as defined below, for the Common Stock over the five trading days preceding the dividend payment date.

               6. Preference on Liquidation.

                    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the holders of the Preferred Stock shall share in the distribution of any net assets available for distribution to equity holders as a class with the Common Stock on the same basis as if the Preferred Stock had been converted at the Company's election one business day prior to liquidation. No payment could be made to the Preferred Stock on liquidation prior to the satisfaction of claims of creditors and other senior classes.

                    Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up of the Company within the meaning of this Paragraph 4.

                    Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given, either personally or by mail to each holder of Preferred Stock, not less than 30 days prior to the payment date stated therein. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the holder at the holder's address as it appears on the share transfer books of the Company, with postage thereon prepaid.

               7. Conversion at the Option of the Company.

                    The Company shall have the right, at its option, any time commencing on August 9, 1996 to cause the Preferred Stock to be converted into Common Stock. Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the sum of $20.00 per share of Preferred Stock plus any outstanding dividends accrued but not yet paid by (ii) the "Conversion Price" as defined below. For purposes of conversion only, dividends will be deemed to accrue daily based on a 360 day year. Notwithstanding the above, the Company is not entitled to require conversion if the Company makes any planned press release either a) on the day it provides notice of such mandatory conversion to the holder or b) prior to the close of trading on the following business day.

                    The Conversion Price for conversion at the option of the Company shall be the lower of (i) the Closing Bid Price on the Determination Date, or (ii) 75% of the Market Price, as defined below.

               8. Conversion at the Option of the Holder.

                    The Holder of shares of Preferred Stock shall have the right to convert at any time in their discretion the Preferred Stock held by him to be converted into Common Stock. Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the sum of $20.00 per share of Preferred Stock plus any outstanding dividends accrued but not yet paid by (ii) the "Conversion Price" as defined below. For purposes of conversion only, dividends will be deemed to accrue daily based on a 360 day year.

                    Such conversion shall be effectuated by surrendering the Preferred Stock to be converted by overnight courier to the Company's registrar and transfer agent, ("Transfer Agent"), with a conversion notice (with an advance copy of the Stock and the conversion notice to the Transfer Agent and the Company by facsimile), executed by the Holder evidencing such Holder's intention to convert the Preferred Stock, and accompanied, in the event the Holder desires to register the shares of Common Stock in a name other than that of Holder, by proper assignment hereof. The Company and the Transfer Agent shall make a reasonable effort to deliver the converted shares to the Holder within three business days from date of receipt of the conversion notice and the original of the Preferred Stock certificate.

                    In all cases the conversion of the Preferred Stock in full shall represent payment of all dividend and principal payable to the Holder hereunder. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion if the original of the Preferred Stock certificate is received by the Transfer Agent within five business days thereafter. If the original Preferred Stock certificate is not received by the Transfer Agent within five business days after the Date of Conversion, the notice of conversion shall become null and void. In the event of any stock split, stock dividend payable in securities of the Company, or other reclassification of the Common Stock, the conversion price shall be equitably adjusted so that the Holder shall receive, in exchange for the conversion price, such securities or other property which it would have received had it converted the Preferred Stock immediately prior to such stock split, dividend or other reclassification. No service charge will be made for any such conversion.

               9. Conversion Price.

                    Until 41 days after the Determination Date, as defined below, the Conversion Price for conversion at the option of the holder shall be equal to the Closing Bid Price, as defined below, on the Determination Date. The Conversion Price for conversion at the option of the holder on and after 41 days after the Determination Date shall be the lower of (i) the Closing Bid Price on the Determination Date, or (ii) 82 1/2% of the Market Price.

                    "Determination Date" shall be August 18, 1995--the day that the Company has received from the purchaser both (i) an original or facsimile Regulation S Subscription Agreement, and (ii) payment in full for the subscribed shares.

                    "Closing Bid Price" of the Common Stock for each day shall be the closing bid price of the Common Stock on such day as reported on the New York Stock Exchange composite tape, or, if the Common Stock is not listed or admitted for trading on such Exchange, on the principal national securities exchange on which is the Common Stock is listed or admitted for trading, or if not listed or admitted for trading on any national securities exchange, the closing bid price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") (or, if not so reported, the closing price).

                    "Market Price" shall mean the average of the Closing Bid Price for the five trading days prior to the Date of Conversion (as herein defined).

               10. Redemption Requirement.

                    The  Company  is  required  to redeem  any  outstanding  and unconverted Preferred Stock on October 1, 1997. The redemption price is $20.00 per share of Preferred Stock, plus any accrued but unpaid dividends.

               11. Premium for Early Redemption.

                    If any Preferred Stock is tendered for conversion at the option of the holder, the Company shall have the right, at its option, to redeem such Preferred Stock for cash by giving notice (the "Early Redemption Notice") to the holder by facsimile, original to follow by two-day courier, within one business day from the date facsimile notice of conversion is received by the Company. The redemption price shall be paid to the holder within seven calendar days after such facsimile has been given. The redemption price per share of Preferred Stock (the "Redemption Price") shall be calculated by multiplying $20.00 plus all accrued but unpaid dividends on one share of Preferred Stock by the greater of
                    a) 115%, or b) a fraction, the numerator of which shall be the Closing Bid Price on the proposed Date of Conversion, and the denominator of which shall be Conversion Price, as defined above, applicable to holder's notice of conversion. Upon the giving of the Early Redemption Notice, all conversion rights of the affected Preferred Stock (notwithstanding the furnishing by the holder hereof of a notice of conversion to the Company), shall forthwith terminate, except only the right of the holder to receive the Redemption Price.

               12. Adjustment for Certain Recapitalizations

                    In the event of a split, reverse split or similar adjustment to the outstanding Common Stock other than stock dividends, an appropriate adjustment shall be made to the Conversion Price.

               13. Voting Rights.

                    The Preferred Stock shall have one vote per share and, except as to matters for which Nevada law requires class voting, shall vote as a single class with the Common Stock.

               14. Registration Rights.

                    The Company has granted a one-time demand registration right to the holders of the Class B Preferred Stock, on the Common Stock issuable on conversion, exercisable by the written demand of holders of more than 50% of such securities. The Company will provide any holder of such registration rights, upon request, a list of all such holders to facilitate organization of the registration demand. As soon as practicable after receipt of such demand the Company will file a registration statement relating to the resale of the Common Stock issuable on conversion of the Preferred Stock and any Common Stock issued in payment of dividends. There is also a one-time "piggyback" registration right for such securities.

         AND THAT the issuance of 50,000 shares of Preferred Stock has been authorized by the Board of Director of the Company.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed in its corporate name by its President and its corporate seal to be hereunto affixed and attached by its Secretary this __ day of 3/28/96.


                                                 MEDNET, MPC CORPORATION


                                                  /s/ M.B. Merryman
                                                  ------------------------------
                                                  M.B. Merryman
                                                  President and Chief Executive
                                                  Officer

ATTEST:


/s/ Julie Ledbetter
- --------------------------
Julie Ledbetter, Secretary

STATE OF NEVADA            )
                                      :ss.
COUNTY OF CLARK            )

     I, ________________, a notary public, hereby certify that on this __ day of 3/28/96, personally appeared before me _______________________, an officer of Mednet, MPC Corporation, who being by me first duly sworn, severally declared that he is the person who signed the foregoing document, and that the statements therein contained are true.



                                                     ---------------------------
My Commission Expires:                               Notary Public

                                                     Residing at:

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